                                                                      EXHIBIT 12

                           TENNECO CREDIT CORPORATION
                         AND CONSOLIDATED SUBSIDIARIES

                        COMPUTATION OF RATIO OF EARNINGS
                                TO FIXED CHARGES
                                  (UNAUDITED)

                                                                  (THOUSANDS)
                                                                 THREE MONTHS
                                                                     ENDED
                                                                   MARCH 31,
                                                                ---------------
                                                                 1996    1995
                                                                ------- -------
Net income..................................................... $ 4,599 $ 5,229
Add:
 Interest expense..............................................  17,638  22,534
 Income taxes..................................................   2,889   3,359
                                                                ------- -------
   Earnings as defined......................................... $25,126 $31,122
                                                                ======= =======
Fixed charges--interest expense................................ $17,638 $22,534
                                                                ======= =======
Ratio of earnings to fixed charges.............................    1.42    1.38
                                                                ======= =======